    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1998

                                                      REGISTRATION NO. 333-42541
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     ATLANTIC EXPRESS TRANSPORTATION CORP.
             (Exact name of Registrant as Specified in its Charter)

            NEW YORK                            4151                          13-392-4567
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                            ------------------------

                                 7 NORTH STREET
                       STATEN ISLAND, NEW YORK 10302-1205
                                 (718) 442-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS
                            ------------------------

                                NATHAN SCHLENKER
                            CHIEF FINANCIAL OFFICER
                                 7 NORTH STREET
                       STATEN ISLAND, NEW YORK 10302-1205
                                 (718) 442-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

   PETER R. SILVERMAN, ESQ.        ROBERT A. ZUCCARO, ESQ.          MICHAEL WORONOFF, ESQ.
SILVERMAN, COLLURA, CHERNIS, &    JONES, DAY, REAVIS & POGUE    SKADDEN, ARPS, SLATE, MEAGHER
         BALZANO P.C.                599 LEXINGTON AVENUE                   & FLOM
    381 PARK AVENUE SOUTH          NEW YORK, NEW YORK 10022         300 SOUTH GRAND AVENUE
          SUITE 1601                    (212) 326-3939          LOS ANGELES, CALIFORNIA 90017
   NEW YORK, NEW YORK 10016                                             (213) 687-5000
        (212) 779-8600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a list of the estimated expenses to be incurred by the Registrant (the "Company") in connection with the offering of the 10 3/4% Senior Secured Notes due 2004 (the "New Notes"). All amounts shown are estimates (except the Securities and Exchange Commission registration fee).

EXPENSE                                                                               AMOUNT
----------------------------------------------------------------------------------  ----------
Securities and Exchange Commission registration fee...............................  $   44,250
Printing and engraving expenses...................................................      75,000
Legal fees (not including expenses)...............................................      50,000
Accounting fees and expenses......................................................      50,000
Exchange agent fees...............................................................       5,000
Miscellaneous expenses............................................................         750
                                                                                    ----------
Total.............................................................................  $  225,000
                                                                                    ----------
                                                                                    ----------

------------------------

*   to be filed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of; or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

    The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation of by-laws, or when authorized by (i) such certificate of incorporation or by-laws; (ii) a resolution of shareholders; (iii) a resolution of directors; or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The Restated Certificate of the Company eliminates the personal liability of all of the Company's directors to the fullest extend allowed as provided by the NYBCL. The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify any director or officer of the Company made, or threatened to be made, a party to an action or proceeding if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other enterprise, not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. No indemnification shall be made for an action or proceeding by or in the right of the Company to procure a judgment in its favor in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such director or officer shall have been adjudged to be liable to the Company, unless and only to the extent a court determines the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the Restated Certificate of Incorporation of the Company provides that a director's liability to the Company for breach of duty to the Company or its stockholders shall be limited to the fullest extent permitted by New York law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On February 4, 1997, the Company sold $110,000,000 aggregate principal amount of its 10 3/4% Senior Secured Notes due 2004 (the "Original Old Notes") to Jefferies & Company, Inc. ("Jefferies"). The Company believes this offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Jefferies has informed the Company that it resold $110,000,000 aggregate principal amount of Original Old Notes to persons it reasonably believes to be "qualified institutional buyers" ("QIBs")(within the meaning of Rule 144A under the Securities Act ("Rule 144A")) in transactions meeting the requirements of Rule 144A and to a limited number of institutional "accredited investors" (within the meaning of Rule 501 (a) (1), (2), (3) or (7) under the Securities Act) in transactions not involving a public offering.

    On August 14, 1997, the Company sold $40,000,000 aggregate principal amount of its 10 3/4 Senior Secured Notes due 2004 (the "Additional Old Notes") to Jefferies. The Company believes this offering was exempt from registration under
Section 4(2) of the Securitites Act. Jefferies has informed the Company that it resold $40,000,000 aggregate principal amount of Additional Old Notes to persons it reasonably believes to be QIBs (within the meaning of Rule 144A) in transactions meeting the requirements of Rule 144A.

ITEM 16. EXHIBITS.

    (a) Exhibits.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       3.2   By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.1   Indenture dated as of February 4, 1997, including form of Note, between the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.18 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.2   Guarantee dated February 4, 1997 by certain subsidiaries of the Company and the Company (borrower guarantee)
       4.3   Guarantee dated February 4, 1997 by certain other subsidiaries of the Company and the Company
             (non-borrower guarantee)
       4.4   Security and Pledge Agreement dated as of February 4, 1997 among AETG, the Company and the Restricted
             Subsidiaries (as defined therein), and the Bank of New York, as trustee
       4.5   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the
             Company and The Bank of New York, as trustee
       4.6   First Supplemental Indenture dated as of August 14, 1997 among the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee (incorporated by reference to Exhibit 10.20 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
       4.7   First Amendment to the Security and Pledge Agreement dated as of August 14, 1997 among the AETG, the
             Company, the Restricted Subsidiaries (as defined therein) and The Bank of New York, as trustee
             (incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997, filed October 15, 1997)
       4.8   Second Supplemental Indenture dated as of December 12, 1997, between the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee
       4.9   Second Amendment to the Security and Pledge Agreement dated as of December 12, 1997 among the Company, the Restricted Subsidiaries (as defined therein) and The Bank of New York, as trustee
      *5.1   Opinion of Jones, Day, Reavis & Pogue
      10.1   Registration Rights Agreement dated February 4, 1997 between the Company, the Guarantors (as defined therein) and Jefferies (incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.2   Loan and Security Agreement dated February 4, 1997 by and between Congress Financial Corporation, certain subsidiaries of the Company as borrowers and the Company as guarantor (incorporated by reference to Exhibit 10.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.3   General Security Agreement dated February 4, 1997 by and among the Company and the Guarantors (as defined therein) in favor of Congress Financial Corporation (incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October
             15, 1997)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.4   Collateral Assignment of Trademarks (Security Agreement) dated as of February 4, 1997 between the
             Company and Congress Financial Corporation (incorporated by reference to Exhibit 10.4 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
      10.5   Employment Agreement dated as of January 21, 1997 between the Company and Domenic Gatto (incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.6   Employment Agreement dated as of January 21, 1997 between the Company and Michael Gatto (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.7   Employment Agreement dated as of January 21, 1997 between the Company and Patrick Gatto (incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
      10.8   Employment Agreement dated as of January 21, 1997 between the Company and Nathan Schlenker (incorporated by reference to Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
             June 30, 1997, filed October 15, 1997)
      10.9   Lease dated August 5, 1986 between Bonnie Heights Realty Corp. and Amboy Bus Co., Inc. and Notices of
             Option to Renew dated December 26, 1989 and May 10, 1996, respectively, by Amboy Bus Co., Inc. for the facility at 1752 Shore Parkway, Brooklyn, New York (incorporated by reference to Exhibit 10.9 to the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.10   Lease dated June 30, 1993 by and between Rockhill Limited Partnership and Mayflower Contract Services,
             Inc. and Sublease dated May 28, 1996 by and between Mayflower Contract Services, Inc. and Atlantic
             Express of Missouri Inc. for the facility at 6810 Prescott Street, St. Louis, Missouri (incorporated by reference to Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
     10.11   Lease dated August 1, 1995 between Stamar Realty Corp. and 180 Jamaica Corp. for the facility at 107-10
             180th Street, Jamaica, New York (incorporated by reference to Exhibit 10.11 to the Registrant's Annual
             Report on Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.12   The Board of Education of the City of New York, serial no. 0070, dated July 19, 1979 (incorporated by reference to Exhibit 10.12 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June
             30, 1997, filed October 15, 1997)
     10.13   The Board of Education of the City of New York, serial no. 8108 (incorporated by reference to Exhibit
             10.13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.14   Extension and Eighth Amendment of Contract for Special Education Pupil Transportation Services, dated
             June 19, 1996 by and between The Board of Education of the City of New York, Amboy Bus Co., Inc. and
             Staten Island Bus Co. (incorporated by reference to Exhibit 10.14 to the Registrant's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1997, filed October 15, 1997)
     10.15   The Board of Education of the City of New York, serial no. 9888 (incorporated by reference to Exhibit
             10.15 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.16   Extension and Sixth Amendment of Contract for Regular Education Pupil Transportation Services, dated
             January 2, 1996 by and between The Board of Education of the City of New York and Amboy Bus Co., Inc.
             (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the
             fiscal year ended June 30, 1997, filed October 15, 1997)

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.17   New York City Transit Authority Contract #94E5461B, Five Borough Paratransit Carrier Service: Part I
             Contract Terms and Conditions and Attachment I: Price Schedule (incorporated by reference to Exhibit
             10.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed
             October 15, 1997)
     10.18   Assumption Agreement to the Registration Rights Agreement dated December 12, 1997 among the Company, and the Guarantors (as defined therein)
     10.19   Stockholders' Agreement dated as of February 28, 1994 by and among AETG and each of the parties signatory thereto
     10.20   First Amendment to Stockholders' Agreement dated as of January 30, 1997 by and between AETG, Busco
             Capital, Inc. and the Gatto Group (as defined therein)
        12   Ratio of Earnings to Fixed Charges
        21   Subsidiaries of the Company
      23.1   Consent of BDO Seidman, LLP
      23.2   Consent of BDO Seidman, LLP
      23.3   Consent of BDO Seidman, LLP
      23.4   Consent of BDO Seidman, LLP
     *23.5   Consent of BDO Seidman, LLP
     *23.6   Consent of BDO Seidman, LLP
      23.7   Consent of Jones, Day, Reavis & Pogue (included as part of Exhibit 5.1)
     *23.8   Consent of Silverman, Collura, Chernis & Balzano, P.C.
        24   Power of Attorney (included in the signature page hereof)
        25   Statement of Eligibility of Trustee on Form T-1
        27   Financial Data Schedule
      99.1   Letter of Transmittal

------------------------

*   Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES

    No schedules for which provision is made in the applicable accounting regulations of the Commission are required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, State of New York on January 27, 1998.

                                ATLANTIC EXPRESS TRANSPORTATION CORP.

                                By:              /s/ DOMENIC GATTO
                                     -----------------------------------------
                                                   Domenic Gatto
                                               CHAIRMAN OF THE BOARD,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Domenic Gatto, Nathan Schlenker and Peter R. Silverman, and each of the, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and shcedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the folowing persons in the capacities on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
      /s/ DOMENIC GATTO           President and
------------------------------    Chief Executive Officer    January 27, 1998
        Domenic Gatto             (PRINCIPAL EXECUTIVE
                                  OFFICER)

                                Chief Financial Officer
              *                   (PRINCIPAL FINANCIAL
------------------------------    OFFICER                    January 27, 1998
       Nathan Schlenker           AND PRINCIPAL ACCOUNTING
                                  OFFICER)

              *                 Executive Vice President,
------------------------------    Secretary,                 January 27, 1998
        Michael Gatto             Treasurer and Director

              *                 Executive Vice President
------------------------------    and                        January 27, 1998
        Patrick Gatto             Director

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                     January 27, 1998
          John Shea

              *
------------------------------  Director                     January 27, 1998
        Peter Petrillo

*By:  /s/ DOMENIC GATTO
      -------------------------
      Domenic Gatto
      Attorney-in-fact

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Amboy Bus Co., Inc., Staten Island Bus, Inc., Raybern Capital Corp., Metropolitan Escort Service, Inc., Merit Transportation Corp., Temporary Transit Service, Inc., Atlantic-Hudson, Inc., Courtesy Bus Co., Inc., K. Corr, Inc., Raybern Equity Corp., Metro Affiliates, Inc., Midway Leasing Inc., Brookfield Transit Inc., Atlantic Paratrans, Inc., 180 Jamaica Corp., Atlantic Express Coachways, Inc., Atlantic Express of Pennsylvania, Inc., Atlantic Paratrans of Kentucky Inc., Raybern Bus Service, Inc., G.V.D. Leasing Co., Inc., Block 7932, Inc., Atlantic-Conn. Transit, Inc., Atlantic Express of Missouri Inc. Atlantic Express of L.A. Inc., 201 West Sotello Realty, Inc. Central New York Coach Sales & Service, Inc., Jersey Bus Sales, Inc., Atlantic-Chittenango Real Property Corp. and Jersey Business Land Co. have each duly caused this Amendment No. 1 to the Registration Statement of Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 27, 1998.

AMBOY BUS CO., INC.                            BROOKFIELD TRANSIT INC.
STATEN ISLAND BUS, INC.                        ATLANTIC PARATRANS, INC.
RAYBERN CAPITAL CORP.                          180 JAMAICA CORP.
METROPOLITAN ESCORT SERVICE, INC.              ATLANTIC EXPRESS COACHWAYS, INC.
MERIT TRANSPORTATION CORP.                     ATLANTIC EXPRESS OF PENNSYLVANIA, INC.
TEMPORARY TRANSIT SERVICE, INC.                ATLANTIC PARATRANS OF KENTUCKY INC.
ATLANTIC-HUDSON, INC.                          RAYBERN BUS SERVICE, INC.
COURTESY BUS CO., INC.                         G.V.D. LEASING CO., INC.
K. CORR, INC.                                  BLOCK 7932, INC.
RAYBERN EQUITY CORP.                           ATLANTIC-CONN. TRANSIT, INC.
METRO AFFILIATES, INC.                         ATLANTIC EXPRESS OF MISSOURI INC.
MIDWAY LEASING INC.                            ATLANTIC EXPRESS OF L.A. INC.
NEW YORK COACH SALES & SERVICE, INC.           201 WEST SOTELLO REALTY, INC.
JERSEY BUS SALES, INC.                         ATLANTIC-CHITTENANGO REAL
JERSEY BUSINESS LAND CO., INC.                 PROPERTY CORP.

                                            By:        /s/ DOMENIC GATTO
                                                       ------------------------------------------
                                                       Domenic Gatto
                                                       Chairman of the Board,
                                                       President and Chief Executive Officer